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                                                      Exhibit 16
                     THE ALLIANCE PORTFOLIOS
         COMPUTATION OF AVERAGE ANNUAL COMPOUNDED RETURN

                        ERV = P( 1 + T)n

Definitions:

P = Initial investment by shareholder

T = Average annual total return

ERV = Ending redeemable value of shareholder investment

n = Number of periods

                    Formula to solve for "T"
                    ________________________

For year one                      ERV
                             T =  ___ - 1

                                   P

* For subsequent years            ERV
                             T =  ___ - 1
                                   P

To solve for ERV:

1. Take an initial shareholder investment of $1,000 on 6/30/90 at maximum offering price of $10.00. The result is 100 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares (1.917 shares created).











____________________

* For subsequent years repeat steps 1 through 3 for the required periods and apply to formula shown above.



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3.  Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value (7/31/90) to obtain ending redeemable value (ERV).

               (100+2.766=102.766 x $9.64 = $991)
                                            (ERV)

                                    991
                             T =  _________ - 1

                                  1,000.00

                             T = .991 - 1

                             T = (.009)

                             T = (0.9%)

                  T=Average annual total return


































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